THIS AGREEMENT dated for reference December 27, 2003

BETWEEN:

RAJESH RANIGA INC., a company incorporated under the laws of British Columbia and having its offices at 13357 56 Avenue, Surrey, B.C., V3X 2Z5

("RR INC.")

AND:

SAFE ID CORPORATION, a company incorporated under the laws of Nevada, United States of America and having its offices at 1700 Varsity Estate Drive NW, Unit B3, Calgary, Alberta, T3B 2W9

(the "Company")

WHEREAS:

1. Rajesh Raniga is the principal, director and president of RR INC.;

2. RR INC., at the request of the Company, provides the Company with consulting and other services as provided in section 3 (the "Services").

3. The Company desires to formalize the engagement of RR INC. as an independent contractor to provide the Services to the Company, and RR INC. is willing to agree to provide the Services on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein set forth and contained and the payment of $10.00 to each other (the receipt and sufficiency of which is acknowledged), RR INC. and the Company (the "Parties") agree each with the other as follows:

1 Interpretation

1.1 For purposes of this Agreement, except as otherwise expressly provided:

a. Schedules and Ancillary Documents — this Agreement means this agreement, including the Schedules hereto, if any, as it may from time to time be supplemented or amended;

b. Section — all references in this Agreement to a designated "section" or other subdivision or to a Schedule is to the designated section or other subdivision of, or Schedule to, this Agreement;

c. Whole Agreement — the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision or Schedule;

d. Headings — any headings have been inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent

or intent of this Agreement or any provision hereof;

e. Non-limiting — the singular of any term includes the plural, and vice versa; the use of any term referable to a particular gender is equally applicable to any gender and, where applicable, a body corporate; the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language, such as "without limitation" or "but not limited to" or words of similar import is used with reference thereto).

2 **Retainer of RR INC. and Term**

2.1 The Company hereby retains RR INC. as an independent contractor to provide the Services on the terms and subject to the conditions set out in this Agreement. The Services to be provided by RR INC. and its Designated Representatives are outlined in Section 3 herein.

2.2 This Agreement shall be deemed to be effective as of and from January 1, 2004 and shall continue on a month-by-month basis and maybe terminated by either party by giving the other party two months notice (the "Term").

2.4 The Services shall be performed in a competent and diligent manner by RR INC. using Rajesh Raniga (the "Designated Representative").

2.5 The Company shall provide and be fully responsible for all cost and expenses of whatever nature and kind are necessary, in RR INC.'s opinion, acting reasonably, to carry out the Company's business. The Parties declare their intent that RR INC. is not obligated to pay or be responsible for any such expense(s) and accordingly RR INC. shall be entitled, upon presentation of appropriate vouchers and/or receipts, to reimbursement for same. In this regard, the Company shall be responsible, at its sole cost, for all reasonable business expenses including office space and parking, telephone, heat, air conditioning and light, computers, printers, fax, copying and other office equipment desirable to operate a modern business office, promotion and advertising, automobile expenses, meals, lodging, transportation and accommodation, telephone and communication expenses.

2.6 The Company shall make all necessary banking arrangements and lines of credit to enable RR INC. to properly and efficiently carry out its duties and ensure that bills are paid regularly. All cheques shall be signed by a representative of the Company and Rajesh Raniga.

2.7 RR INC. shall arrange, at the Company's expense, for such business insurance as is prudent for the Company's business.

3 **Services**

3.1 RR INC. shall provide to the Company the following services through the Designated Representatives

a. Rajesh Raniga will act as the Chief Financial Officer ("CFO") of the Company and provide supervision and management, with such assistance from other employees of the Company as he thinks fit, and is in the interests of prudent management of the Company,

b. financial management of the Company including negotiation of bank, lease and financing and equity financing;

payments and Unemployment Insurance Premiums, shall be borne wholly and completely by RR INC., and the Company shall not be in any way responsible or liable therefore.

5.3 RR INC. shall perform its duties in strict compliance with all applicable laws, rules and regulations of duly constituted government authorities and shall obtain all licenses, registrations or other approvals required by law in connection with the services to be rendered herein.

6 **Confidentiality**

6.1 RR INC. acknowledges that in the performance of its responsibilities hereunder, RR INC. will have access to confidential information and records including business plans, designs and trade secrets of the Company and its customers (the "Confidential Information"). During and after the Term of this Agreement, RR INC. shall not, directly or indirectly, disclose such Confidential Information to any person or use any such Confidential Information, except:

(a) as required in the course of performing such services and then only to staff of the Company on a need-to-know basis; or

(b) with the prior written consent of the Company;

6.2 and all Confidential Information which RR INC. shall prepare or use or come in contact with shall be and remain the Company's sole property and shall not be removed from the Company's premises without its prior written consent, except as required in the normal course of performing the consulting services under this Agreement. From time to time the Company may enter into confidentiality agreements with its business partners whereby information provided by those business partners to the Company is the confidential and proprietary information of such business partners and must be treated in the same manner as RR INC. is bound to treat the confidential and proprietary information of the Company and RR INC. shall agree to be bound by any such confidentiality agreement.

6.3 RR INC. agrees to return to the Company all the Confidential Information provided by the Company and any copies of such material in its possession forthwith upon demand.

7 **Arbitration**

7.1 All disputes, controversies and differences which may arise under this Agreement between RR INC. and the Company which have been agreed to be resolved by arbitration shall be resolved by arbitration pursuant to the *Commercial Arbitration Act* (British Columbia). Any party having the right and desiring arbitration shall make a written demand for the same and within 30 days after such written demand is received by the other Parties, RR INC. and the Company shall agree upon and appoint a single arbitrator. In the event such Parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, then within 30 days thereafter RR INC. shall designate an arbitrator and the Company shall designate an arbitrator and both arbitrators shall within 30 days after their designation jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel. If RR INC. or the Company fails to appoint an arbitrator or the arbitrators designated by these two Parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by a judge of the Supreme Court of British Columbia. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award. All arbitration proceedings shall be in

c. all other such matters as is consistent with the title of CFO.

3.2. The Designated Representative providing the services to be provided by RR INC. hereunder shall be employees of RR INC. and RR INC. shall not enter into a sub-contract with any third party to have such services provided by a third party.

3.3. The Designated Representative shall report directly to the Board of Directors of the Company.

3.4. RR INC. shall be free to provide its management, consulting or other services to clients other than the Company.

3.5. The Designated Representative shall make its own time schedule to provide all the Services.

4 **Compensation**

4.1 RR INC. will invoice the Company monthly for the Services at an hourly rate of $150.00 per hour with a minimum basic amount of $2,000 per month (exclusive of all taxes).

4.2 The Company and RR INC. acknowledge that the Company presently does not have any directors and officers liability insurance ("D&O") and may not be able to get one in the near future.

4.3 The Company also acknowledges that the Services contracted out in this Agreement have a high degree of responsibility and hence has high risks associated with it.

4.4 In compensation for this risk, the Company will grant RR INC. Two hundred and fifty thousand (250,000) of its free trading common shares no later than thirty (30) days after the share exchange agreement with Essentially Yours Industries, Inc. has closed.

4.5 If for some reason it is not able to grant the shares in 2.7 above due to regulatory restrictions or for any other reasons, the Company will pay to RR INC. in cash the equivalent of Two hundred and fifty thousand (250,000) multiplied by the shares price on the day of the transaction which shall be no later than thirty (30) days after the share exchange agreement with Essentially Yours Industries, Inc. has closed.

4.6 Each payment for Services shall be made to RR INC. by way of cheque or bank draft, made payable to RR INC. The amounts to be paid by the Company to RR INC. are exclusive of goods and services tax and other taxes, and the Company shall pay all such taxes, if applicable.

Relationship of RR INC. to the Company

5.1 It is expressly agreed that neither RR INC. nor any Designated Representative is an employee of the Company for any purpose whatsoever, but that RR INC. is an independent contractor and each Designated Representative is an employee of RR INC.. RR INC. shall be responsible and shall deduct and promptly pay all employee deductions in compliance with all applicable legislation and shall indemnify the Company from any liability for the same.

5.2 All liabilities that may be incurred by RR INC. in connection with payments by the Company to RR INC., or in connection with the services which RR INC. renders pursuant to this Agreement, including but not limited to, Federal and Provincial Income Taxes, Canada Pension Plan

Vancouver, British Columbia, Canada. The decision of the arbitrators shall be final and binding on the Parties and judgment upon any award rendered may be entered in any court of competent jurisdiction. For those matters that have not been agreed herein to be resolved by arbitration, arbitration is excluded.

8 Indemnity

8.1 The Company acknowledges and agrees that RR INC. shall not be responsible or liable for any negligence, act, or omission of the Company or for any matter arising out of the Company's business and the Company agrees to defend, indemnify and save RR INC. harmless from and against any and all claims, demands, losses, damages, costs, liabilities and expenses of whatever kind or character, on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property, arising out of or in connection with the Company's business.

8.2 In the event of any such claim each Party agrees to co-operate with the other and their insurers and professional advisors and to assist in resolving such claim.

9 Waiver

9.1 The Parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of the Company and are reasonable and valid, and the Parties hereby waives all defenses to the strict enforcement thereof by the other party.

9.2 The Parties each reserve the right, from time to time, and on more than one occasion, to waive any of the obligations imposed under this Agreement on the other party. No waiver by a party of any breach of any of the covenants or conditions of this Agreement by the other shall constitute a waiver by the party of any prior, concurrent or subsequent breach of the same or any other covenant or condition.

10 General

10.1 Severability — If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of the Agreement.

10.2 No Partnership — RR INC. shall not be considered to be a partner of the Company.

10.3 Entire Agreement — This Agreement constitutes and expresses the whole agreement of the Parties with reference to the engagement of RR INC. by the Company. This Agreement replaces and supersedes all prior discussions, negotiations and agreements relating to the subject matter, all of which shall be deemed merged in this agreement.

10.4 Governing Law — This Agreement shall be governed by and interpreted in accordance with the law of the province of British Columbia and each of the Parties, by executing this Agreement, irrevocably attorns to the exclusive jurisdiction of the courts of British Columbia.

10.5 Notices — Any notice to be given under this Agreement shall be duly and properly given if in writing and if delivered in person or, if delivered, by facsimile transmission, addressed as follows:

a. to RR INC.: 13357 56 Avenue, Surrey, BC, V3X 2Z5

b. to the Company: #201 – 8322 130 Street, Surrey, BC, Canada, V3W 8J9

c. or at any other address that any party may from time to time designate by notice in writing to the other party. Any notice shall be deemed to be received if delivered in person, when delivered and if delivered by facsimile transmission, on the first business day following such transmission.

10.6 Further Assurances — The Parties shall execute such further agreements or instructions and shall do such further things as may be required to give effect to this Agreement.

10.7 Binding Effect — This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, legal personal representatives and permitted assigns of the Parties.

10.8 Assignment — This Agreement may not be assigned by RR INC. or the Company to any third party except with the consent of the other which consent may be arbitrarily refused.

10.9 Time of the Essence — Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

RAJESH RANIGA INC.

Per: ______________________
Authorized Signatory

SAFE ID CORPORATION

Per: ______________________
Authorized Signatory